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                              [AmSouth Letterhead]

                                   EXHIBIT 5

                               October 20, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Registration Statement on Form S-8 Relating to the
          First American Corporation 1991 Employee Stock Incentive Plan

     As Assistant General Counsel for AmSouth Bancorporation ("AmSouth"), I am familiar with the Restated Certificate of Incorporation and By-Laws of AmSouth, the above-referenced plan (the "Plan") and the above-referenced Registration Statement on Form S-8 (the "Registration Statement") relating to 7,694,713 shares of the common stock, $1.00 par value per share, of AmSouth (the "Common Stock") and 7,694,713 related preferred stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of December 18, 1997 (the "Rights Agreement"), between the Company and The Bank of New York (successor to AmSouth Bank), as Rights Agent (the "Rights Agent"). I have examined such public records and corporate proceedings and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below.

     Based upon such examination, I am of the opinion that:

          (1) When the Registration Statement on Form S-8 relating to the Shares and the Rights (the "Registration Statement") has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

          (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued as contemplated by the Registration Statement and the Plan, the Rights attributable to the Shares will be validly issued.

     In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of AmSouth might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to being named in the Registration Statement and in any amendments thereto under the heading "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Carl L. Gorday

                              Carl L. Gorday
                              Assistant General Counsel